Contact: Michael Taylor, CFO
                                                            (914) 777-6500



           NEW PARADIGM ACTS TO RATIONALIZE: CUTS COSTS AND AGREES TO
                    SELL DIVISION TO FOCUS BUSINESS ACTIVITIES

New  York, September 12 - New Paradigm Strategic Communications, Inc. (NPSC: OTC
BB) announced several developments today. In view of the company's cash flow difficulties and continuing losses incurred since the June quarter, the Company indicated that all management had taken a 50% reduction in base compensation, while the rest of its staff had taken 10% reductions in pay. Management estimates that these actions will reduce annual overhead by approximately $800,000.

In addition, the Company announced that it had decided to exit from the public relations and consulting sectors to focus on its larger advertising and internet sectors. As a result, the Company has agreed to sell its GMG Public Relations subsidiary back to Risa B. Hoag from whom it was acquired in January, 2000.

In light of substantially reduced activity by several major clients, including Beth Abraham Health Services, Helmsley Hotels and Bass Ale, among others and the likelihood of further reductions in the important travel sector due to yesterday's terrorist attacks, there can be no assurance that the steps being taken will insure profitability or the Company's survival. There is also no assurance that key employees will not resign as a result of the pay cuts.

New Paradigm provides marketing communications and data base management services to corporate, educational and non-profit clients through it subsidiaries, New Paradigm Advertising and New Paradigm Inter-Link.

Safe Harbor statement regarding forward-looking statements: Some of the statements in this release constitute forward-looking statements. These statements relate to future events or our financial performance and are identified by words like "estimates" and "will" or other similar words. You should read these statements carefully because they discuss our future expectations and we believe it is important to communicate these expectations to investors. These statements are, however, only our current anticipations. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


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